Exhibit 2.6

REPRESENTATIVE AGREEMENT

This Representative Agreement (“Agreement”) dated as of the [_____], 2021, is by and between Eyal Leibovitz (the “Representative”), EnCellX, Inc., a Delaware corporation (the “Company”) and Cellect Biotechnology, Ltd., an Israeli company (“Cellect”).

WHEREAS	Cellect, the Representative and Computershare Ltd. have entered into a Contingent Value Rights Agreement dated as of March 24, 2021, in the form attached hereto as Annex A (the “CVR Agreement”);

WHEREAS	Cellect and the Company, have entered into an Amended and Restated Share Transfer Agreement dated as of May 27, 2021, in the form attached hereto as Annex B (the “STA”)

WHEREAS	Cellect, the Company and Shai Yarkoni have entered into a Letter of Agreement dated as of March 24, 2021, in the form attached hereto as Annex C (the “Letter of Agreement”) and in order to verify payments thereunder, the parties have also entered into an Escrow Agreement with Altshuler Shaham Trusts Ltd., (“Altshuler”);

WHEREAS	under the terms of CVR Agreement, the Holders (as such term is defined in the CVR Agreement) appointed the Representative to be the exclusive representative, agent and attorney-in-fact of each Holder;

WHEREAS	under the terms of the Letter of Agreement, the Representative shall supervise payment in accordance with Section 7 of the Letter of Agreement; and

WHEREAS	the Representative is willing to perform the duties set forth in the CVR Agreement and in the Letter of Agreement.

NOW, THEREFORE, in consideration for their mutual promises, agreements, covenants and undertakings set forth herein, the parties hereby agree as follows:

1.	Payments; Expenses.

1.1	The Company shall pay the Representative consideration of [$4,500 plus applicable value added tax] per calendar quarter effective as of the Effective Date (as such term is defined in the CVR Agreement),and shall reimburse the Representative for all reasonable out-of-pocket expenses and amounts incurred by the Representative in connection with the performance of his obligations under this Agreement (the “Fee”).

1.2	The Fee shall be paid 30 days following the receipt by the Company, at the beginning of each calendar quarter, of a duly issued invoice from the Representative in relation to the preceding quarter. Each payment shall be effected in US Dollars (the “Payment Date”).

1.3	Any delay of 15 days or more, from the Payment Date, will entitle the Representative, without derogating from any other remedy he is entitled to, to terminate the Agreement with 48 hours prior written notice, and acceptable 3% interest per month of delay.

2.	The Representative’s Undertakings

The Representative undertakes to (i) act in accordance with its responsibilities and tasks under the CVR Agreement; (ii) ensure that the provisions of the STA are being fulfilled; and (iii) act in accordance with its responsibilities under Section 7 of the Letter of Agreement. Without derogating from such agreements, the representative shall verify and confirm:

(a)	at least on a monthly basis, that the Company complies with all of its payment and reporting obligations set forth in the CVR Agreement and the STA;

(b)	upon any payment obligation relating to the holders of Common Shares of Company, instruct Altshuler and verify payment by Cellect of any amounts due to Dr. Yarkoni.

3.	Indemnification

3.1	Company agrees to indemnify the Representative for, and hold the Representative harmless against, any loss, liability, damage, judgment, fine, penalty, tax liability, claim, demand, suit, settlement, cost or expense (including, without limitation, fees and out-of-pocket expenses of legal counsel), incurred without willful misconduct, bad faith or gross negligence on the part of the Representative (the occurrence of each as determined by a final, non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered or omitted to be taken by the Representative in connection with the Representative’s exercise or performance of its duties hereunder. For the avoidance of doubt, the Representative shall not be deemed to act in willful misconduct, bad faith or gross negligence or in breach of this Agreement, the CVR Agreement and the Letter of Agreement if it acts in accordance with the written instructions received from the Company and/or Cellect and/or Mr. Aditya Mohanty, as applicable (to the extent provided for herein).

3.2	The representative shall not be bound to perform any action that will create a financial liability for him or which, in his opinion, will create a financial liability for him unless he is satisfied that the financial liability is fully covered (and in his absolute discretion).

3.3	The Company hereby further fully and irrevocably releases and forever discharges Cellect and the Representative and irrevocably waives any and all right, claim, demand or cause of action it may have, now or in the future, of whatsoever kind or nature and howsoever caused, whether known or unknown at the date hereof, against Cellect and the Representative, based upon, arising out of or otherwise as a result or in connection with acting in accordance with the provisions of, or any instructions provided pursuant to, this Agreement.

3.4	The provisions of this section 3 shall survive the expiration of the CVR Agreement, the termination of the Letter of Agreement and the termination of this Agreement, the payment of any distributions made pursuant to the CVR Agreement and the Letter of Agreement, and the resignation, replacement, or removal of the Representative hereunder.

4.	Term and Termination.

4.1	This Agreement shall be come into force as of the Effective Date, as such term is defined in the CVR Agreement, and contingent the consummation thereof.

4.2	The Representative may resign at any time by giving written notice thereof to the Company and Cellect specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified (or, if earlier, the appointment of the successor Representative).

4.3	The Acting Holders (as such term is defined in the CVR Agreement), may remove the Representative or any successor Representative, all in accordance with the terms of the CVR Agreement.

4.4	Other than under the circumstances stipulated above, this Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder, upon the later of (i) the termination of the CVR Agreement; or (ii) the termination of the Letter of Agreement.

5.	Confidentiality.

The parties represent and warrant that they will keep the terms and conditions of this Agreement confidential and will not disclose it or provide a copy of this Agreement or any part thereof to any third person, unless and to the extent required by applicable law or in connection with a due diligence inquiry.

6.	Miscellaneous.

6.1	Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto, constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and terminate and replace any previous agreements and/or arrangements between the parties relating thereto.

6.2	Headings. Heading to clauses are for convenience only and do not affect the interpretation of this Agreement.

6.3	Further Assurances. Each party agrees to execute and deliver all such additional documents, instruments and assurances and to perform such additional acts as may be necessary or appropriate to effectuate and perform all of the terms and conditions of this Agreement.

6.4	Amendment; Waiver. This Agreement may not be modified, altered or amended except by written instrument duly executed by all of the parties in writing, and no action or failure to act on the part of any party hereto shall be construed as a modification or amendment to, or a waiver of, any of the provisions of this Agreement.

6.5	Successors and Assigns; Assignment. This Agreement shall be binding upon the parties and shall inure to their respective successors and assigns. No party shall assign its rights or obligations under this Agreement without the prior written consent of the other party hereto, which consent may be withheld at any party’s sole discretion.

6.6	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law. The Parties hereby irrevocably submit to the jurisdiction of the courts of Tel-Aviv in respect of any dispute or matter arising out of or connected with this Agreement.

6.7	Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given to such party under this Agreement on the earliest of the following: (a) the date of personal delivery; (b) the first business day following transmission by email, with confirmation of transmission; (c) or when actually received, if earlier.

6.8	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then the remainder of this Agreement shall remain in full force and effect and shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms; It is the intent of the parties that if any provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible to make such provision legal, valid and enforceable.

6.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

Representative

Eyal Leibovitz

EnCellX, Inc.

Name:

Cellect Biotechnology, Ltd.

Name:

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